Exhibit 19.1

Usio, Inc.

Amended and Restated Insider Trading Policy

As revised on March 24, 2025

______________________________________________________________________________

THIS POLICY HAS BEEN ADOPTED BY THE BOARD OF

DIRECTORS OF USIO, INC.

AND IS APPLICABLE TO ALL DIRECTORS, OFFICERS,

EMPLOYEES AND CONSULTANTS OF THE COMPANY.

The Need for a Policy Statement

The purchase or sale of securities while possessing material nonpublic information or the selective disclosure of such information to others who may trade is prohibited by federal and state laws.

Usio, Inc. (“Usio” or the “Company”) has adopted the following Policy with respect to purchases and sales of the Company's securities by directors, officers, employees and consultants who have material nonpublic information about the Company and about other firms with which it works closely. For purposes of this Policy, unless the context requires otherwise, non-executive officers, employees and consultants who are not “Key Personnel” are deemed "Employees" and “ Key Personnel” are all members of the Company’s Board of Directors, all executive officers of the Company, members of the executive leadership team and their administrative staff, members of the accounting and financial reporting departments, other persons who, in the normal course of their duties, are likely to have regular access to material nonpublic information of the Company and other persons the Company may notify from time to time as well as the Family Members (as defined below) and affiliates of Key Personnel. Unless set forth otherwise in this Policy, the term “Employees” shall include all Key Personnel.

Each Employee is responsible for ensuring that he or she does not violate federal or state securities laws or this Policy concerning securities trading. This Policy is designed to promote compliance with the federal securities laws and to protect the Company, as well as those persons, from the very serious liabilities and penalties that can result from violations of these laws.

Penalties for insider trading violations include civil fines for up to three times the profit gained or loss avoided by the trading, criminal fines of up to $1,000,000.00 and jail terms of up to ten (10) years. In addition, a company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1,000,000.00 and three times the profit gained, or loss avoided as a result of the employee's insider trading violations.

Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause.

THE COMPANY'S POLICY: NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION.

Company Employees may not purchase or sell or offer to purchase or sell or otherwise trade in any Company security while they possess "material nonpublic information" about the Company. This restriction applies to the Company’s common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to the any of the Company’s securities, whether or not issued by the Company.

Company Employees may not purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. This includes, but is not limited to, the Company’s customers or suppliers, and those persons with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is immaterial to the Company may nevertheless be material to one of those other companies.

"Trading" includes purchases and sales of stock, bonds, debentures, options, puts, calls, and other similar securities. This Policy includes trades made pursuant to any investment direction under employee benefit plans as well as trades in the open market. For example, sales of stock acquired through any employee stock purchase plan or transactions in the self-directed portion of any retirement or pension plan are covered by this Policy. This Policy also applies to the exercise of options with an immediate sale of some or all of the shares through a broker.

Company Employees may not communicate or otherwise disclose material nonpublic information about the Company or about another company to any other person, including Family Members and friends, or recommend to anyone to purchase or sell any securities on the basis of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not the Employee derives any benefit from another's actions.

The same restrictions apply to family members (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”).. Employees are expected to be responsible for the compliance of their Family Members. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the Policy.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

In addition, all members of the Board of Directors and executive officers also have the responsibility to comply with the “short-swing profit” rule in Section 16(b) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file periodic reports regarding changes in your ownership of Usio stock pursuant to Section 16(a) of the Exchange Act. Violations or failure to comply with these Section 16 restrictions can also result in enforcement actions against you by the SEC and the disgorgement of any profits to Usio. Please see the section entitled “Short Swing Profits” for more information

In order to avoid these consequences, Usio has developed the following guidelines to briefly explain the insider trading laws, set forth the Company’s trading guidelines for executive officers and directors and describe the procedures you should follow to ensure the timely filing of your Section 16 reports with the SEC. However, it does not address all possible situations that you may face. While this policy describes some relevant legal requirements, it cannot provide a comprehensive description of the law on these subjects and is not intended to provide legal advice, you should refer to the applicable law, rules and regulations and seek appropriate legal advice with respect to these issues.

Administration of the Policy

The Vice President-General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Chief Executive Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Definition of Material Nonpublic Information

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Therefore, any information that could reasonably be expected to affect the price of the security is material, such as any information that has market significance and that is likely to affect the market price of securities. Materiality involves a low threshold. Common examples of material information include:

*         Projections of future earnings or losses or changes in such projections.

*         Actual changes in earnings.

*         A pending or prospective joint venture, merger, acquisition, divestiture, strategic alliance, recapitalization, securities offering, tender offer or financing.

*         A significant sale of assets or disposition of a subsidiary.

*         The award or loss of a material contract, customer or supplier or material changes in the profitability status of a current contract.

*         The development or release of a new product or service.

*         Changes in a previously announced schedule for the development or release of a new product or service.

*         Changes in management, other major personnel changes or labor negotiations.

*         Significant increases or decreases in dividends or the declaration of a stock split or the offering of additional securities.

*         Financial liquidity problems.

*         A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, when in doubt about whether particular nonpublic information is material, you should presume it is material and refrain from trading or tipping.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released to the public or investors through appropriate channels, e.g., by means of a press release or a statement from one of the Company's senior officers, and sufficient time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered nonpublic until the second trading day after public disclosure. As with questions of materiality, if you are unsure whether information is nonpublic, you should assume that the information is nonpublic and treat it as confidential.

Nonpublic information may include:

*         Information available to a select group of analysts or brokers or institutional investors.

*         Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated.

*         Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally 2 trading days).

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as for compliance with securities laws. All information an Employee learns about the Company or its business plans in connection with his or her employment is potentially "inside" information until the information is publicly disclosed or made available by the Company. Employees shall treat all such information as confidential and proprietary to the Company. Employees may not disclose such information to others, such as Family Members, other relatives, or business or social acquaintances, who do not need to know it for legitimate business reasons.

Also, the timing and nature of the Company's disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to the employee, the Company and its management. Accordingly, it is important that only specifically designated representatives of the Company discuss the Company, its affiliates and subsidiaries with the news media, securities analysts and investors. If an Employee receives any inquiries from any of these sources, the Employee shall refer such inquiries to the Compliance Officer.

Blackout Periods and Trading Windows

The following additional procedures are designed to help prevent inadvertent violations and avoid even the appearance of improper transactions in the Company's securities.

Key Personnel may not conduct any transactions involving the Company’s securities (other than as specified by this Policy), during a “Blackout Period.” A “Blackout Period” begins at the close of the market on the sixteenth (16th) day of the third month of each fiscal quarter and ends at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed.

Key Personnel who wish to trade in the Company's securities should trade only during the period beginning two (2) trading days after the release of quarterly or annual earnings and extending until the fifteenth (15th) day of the third month of the quarter (“Trading Window”). Of course, even during this Trading Window period, an Employee (including Key Personnel) may not trade if he or she is aware of any material nonpublic information.

From time to time, other types of material nonpublic information regarding the Company, such as negotiations of mergers, acquisitions or new product developments, may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special Blackout Periods during which Employees (including Key Personnel) are prohibited from trading in the Company’s securities. If the Company imposes a special Blackout Period, it will notify all Employees.

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. All Key Personnel may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Compliance Officer.

A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Com‐pliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described below under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Systematic Trading Plans.”

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in the Employee Stock Purchase Plan (“ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the ESPP, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate or cease participation in the ESPP for any enrollment period, and to your sales of Company securities purchased pursuant to the ESPP.

Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company securities occur during a blackout period. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that an Employee is trading based on material nonpublic information and focus an employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, Employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, unless approved by the Compliance Officer, Employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. (Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Systematic Trading Plans

The trading restrictions described above do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”), subject to the following limitations. If such Employee and Approved 10b5-1 Plan comply with all of the following conditions, the Approved 10b5-1 Plan will be deemed approved by the Board of Directors:

(i)	The Employee must be in good standing with the Company and must not be on any temporary leave.

(ii)

The Approved 10b5-1 Plan must include representations that, at the time of adoption, the Employee (1) is not aware of material nonpublic information about Usio or its securities and (2) is adopting the contract, instruction or plan in good faith and not as part of plan or scheme to evade the prohibitions of SEC Rule 10b5-1.

(iii)

The Approved 10b5-1 Plan must give a third party the discretionary authority to execute purchases and sales, outside of the control of the Employee, so long as such third party does not possess any material nonpublic information about the Company; or explicitly state the securities to be purchases or sold, the number of shares, the prices and/or dates of transactions, or other formulas describing such transactions.

(iv)

The Approved 10b5-1 Plan must comply with the Rules and Regulations of the Securities and Exchange Commission and all other applicable federal and state laws including, without limitation, for Key Personnel, the requirement that the Approved 10b5-1 Plan may not begin until after the expiration of a cooling off period ending on the later of (1) 90 days after the adoption of the Approved 10b5-1 Plan or (2) two business days following the disclosure of Usio’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which your Approved 10b5-1 Plan was adopted, up to a maximum of 120 days. For all other Employees, the Approved 10b5-1 Plan may not begin until after the expiration of a 30-day cooling-off period after your adoption of your Approved 10b5-1 Plan. A cooling off period is required by SEC rules and designed to minimize the risk that a claim will be made that the Employee was aware of material nonpublic information concerning Usio when entered into the Approved 10b5-1 Plan and that the plan was not entered into in good faith.

(v)	The Approved 10b5-1 Plan may not have a duration that is less than six (6) months or in excess of 18 months.

(vi)	Employee may not have more than one Approved 10b5-1 Plan outstanding at the same time, except in limited circumstances pursuant to Rule 10b5-1.

If your 10b5-1 trading plan meets all of the above requirements, it will be deemed to be an Approved 10b5-1 Plan by the Board of Directors..

In addition to the requirements for receiving Board approval, the Approved 10b5-1 Plan:

(i)	Must be entered into in good faith by the Employee at a time when the Employee was not in possession of material nonpublic information about the Company and during a Trading Window.

(ii)	If required by law, the Employee or an authorized representative must timely file all required Rule 144 and Section 16 filings.

(iii)

The Employee must terminate or suspend an Approved 10b5-1 Plan, if the Company enters into a public offering or if the Board of Directors determines that such Approved 10b5-1 Plan is detrimental to a proposed offering of the Company’s securities.

Amendments, suspensions, and terminations will be viewed in hindsight and could call into question whether the Approved 10b5-1 Plan was entered into in good faith. As a result, amendments, suspensions, and terminations of Approved 10b5- 1 Plans require preapproval of the Company, which will inquire into the change in circumstances that has occurred since the inception of the plan that is giving rise to the requested amendment, suspension, or termination. Scheduled sales or purchases of Usio securities pursuant to an Approved 10b5-1 Plan will not be halted during the pendency of your amendment, suspension, or termination request. The Company has the right at any time to require additional and/or different requirements in connection with the amendment, suspension, or termination of a trading plan in order to protect the Employee and the Company from potential liability. Further, the Approved 10b5-1 Plan may be terminated or suspended by the Company at any time and for any reason. In addition, the Employee may voluntarily amend, suspend, or terminate the Approved 10b5-1 Plan, subject to the following conditions:

●	Employees may only amend, suspend, or terminate Approved 10b5-1 Plan during a Trading Window and following preclearance by the Company.

●	Employees may not amend, suspend, or terminate any Approved 10b5-1 Plan if at the time of the amendment, suspension or termination you possess material nonpublic information concerning Usio.

●

The amendment, suspension or termination must include any applicable cooling-off period pursuant to Rule 10b5-1 (for Key Personnel, the later of (1) 90 days after the adoption of the Approved 10b5-1 Plan or (2) two business days following the disclosure of Usio’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which your Approved 10b5-1 Plan was adopted, up to a maximum of 120 days and 30-days for all other Employees).

●	No suspension of an Approved 10b5-1 Plan may exceed 60 calendar days.

●	A minimum of one year must elapse between early, non-normal termination of an existing Approved 10b5-1 Plan and entry into a new Approved 10b5-1 Plan.

●	Employees will be limited to one amendment or suspension of an Approved 10b5-1 Plan during its term.

Approved 10b5-1 Plans must be operated in good faith and otherwise comply with Rule 10b5-1. None of the requirements or plan terms currently contemplated by these guidelines are exhaustive or limiting on the Company. Only the Board of Directors may approve exceptions from the above requirements on a case-by-case basis and may require the Employee to immediately terminate an Approved 10b5-1 Plan. Any questions regarding systematic trading plans or Approved 10b5-1 Plans should be directed to the Compliance Officer.

Usio is required to make certain quarterly disclosures, in accordance with Rule 10b5-1, regarding any adoption, modification or termination of an Approved 10b5-1 Plan by Key Personnel. Key Personnel are required to promptly furnish the Compliance Officer information regarding all of the terms of the Approved 10b5-1 Plan including the date of adoption, termination or modification of the Approved 10b5-1 Plan, the Approved 10b5-1 Plan’s duration, the aggregate number of securities to be sold or purchased under the Approved 10b5-1 Plan and any other information reasonably requested by the Compliance Officer.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Short Swing Profits

Section 16(b) of the Exchange Act contains the “Short-Swing Profit” rules. The rules impose strict liability on officers, directors and 10% owners for any profits realized from a purchase and sale or a sale and purchase of the company’s stock within less than six months. If a person subject to the rules purchases or sells and then completes an opposite transaction within six months, the rules require the person to disgorge to the company any profits that would have been realized when the transactions are matched to one another. It applies regardless of whether the sale or the purchase happens first. For example, if the person sells shares of the Company that he or she already owns and then purchases shares within six months of that date for a lower price, he or she would owe the company the difference between the sale price and the purchase price. Section 16(b) permits the Company or the owner of any security in the Company to bring a legal action to recover short-swing profits for the Company. It also permits the recovery of attorneys’ fees.

A.         Section 16 Reporting

The SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on executive officers, directors and 10% shareholders. If there is any change in your ownership of Usio securities at any time, other than through certain exempt Company benefit plans, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction. You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited.

B.         Consequences of Delinquent Filings

The consequences of a late filing or the failure to file required Section 16 reports are significant:

●	public embarrassment to you and the Company from required disclosures in the proxy statement and Form 10-K;

●	potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and

●	for egregious or repeated violations, possible criminal penalties can be imposed which can include SEC fines of up to $5,000 per day for each filing violation and/or imprisonment.

C.         Section 16 Compliance Program

Under SEC rules, the preparation and filing of Section 16(a) reports is your sole responsibility. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide you with assistance in preparing and filing your reports. In this regard, the following compliance procedures have been implemented:

Designated Filing Coordinator. The Vice President-General Counsel (for these purposes, the “Filing Coordinator”) can assist all executive officers and directors in preparing, reviewing and filing all Forms 3, 4 and 5. A Form 3 initial report has been filed for all current executive officers and directors.

Preparation And Filing. If you have any transaction or change in ownership in your Company stock or other equity securities (including derivative securities), please report the transaction(s) to the Filing Coordinator no later than the execution date of the transaction. The Filing Coordinator will contact you each January to coordinate preparation of your Form 5 (if applicable). Upon receiving the details of the transaction(s) from you, the Filing Coordinator will prepare each Form 4 and Form 5 on your behalf. Due to the short two-day period in which to file the reports, the Filing Coordinator may have the Form executed on your behalf using the power of attorney that you have granted to the Company for this purpose and will file the completed Form with the SEC. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction, and Form 5 must be received by February 14th each year, so time is of the essence. The Filing Coordinator will send you a copy of the Form 4 or 5 as filed with the SEC promptly following the filing. Please contact the Filing Coordinator immediately if you believe there may be any errors in the filing. If so, the Filing Coordinator will promptly amend the Form. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing; so no proxy disclosure or other penalties should apply.

The Ultimate Responsibility Rests On You. While the Company has decided to assist executive officers and directors with Section 16 compliance, you should recognize that it will remain your legal obligation to ensure that your filings are made timely and correctly, and that you do not engage in unlawful short-swing transactions. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations please contact the Filing Coordinator.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation, and irreparably damage a career.

Personal Responsibility; Assistance

Each Employee should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests solely with the Employee. In this regard, it is important that each Employee use his or her best judgment. If an Employee violates this Policy, the Company may take disciplinary action, including dismissal for cause. Compliance with this Policy by all Employees is of the utmost importance both for the Employee and for the Company. Any person who has any questions about the application of this Policy to any particular case may obtain additional guidance from the Compliance Officer.

[Employee acknowledgement on following page]

ACKNOWLEDGEMENT

I acknowledge that I have read and understood the Usio, Inc. Insider Trading Policy and will comply with its terms and conditions, except for the additional restriction limiting my trading of the Company’s securities to designated time periods referred to as trading window periods. I understand that if I have any questions regarding this policy, I will direct them to the Compliance Officer.

Signed:

Name:

Date: